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                                                                    EXHIBIT 99.1

               HORIZON MEDICAL SELLS STEPIC TO ARROW INTERNATIONAL

         ATLANTA--(BUSINESS WIRE) -- Sept. 4, 2002 -- Horizon Medical Products, Inc. (AMEX: HMP) today announced that it has sold its wholly owned subsidiary Stepic Medical, a medical products distribution business, to Arrow International (Nasdaq: ARRO). The total value of the transaction is approximately $13.4 million, consisting of $12.7 million in cash and $700,000 of retained assets. As part of the transaction, Horizon Medical Products (HMP) is retaining several key Stepic sales representatives trained in the use of Medtronic, Inc.'s (NYSE: MDT) SynchroMed(R) and IsoMed(R) infusion pumps in order to continue its co-promotion agreement with Medtronic, and to continue selling HMP's products in the Stepic territory. The transaction closed on September 3, 2002. The Company will use the proceeds to pay down debt and to provide for additional working capital needs.

         "The sale of Stepic is a win/win deal for HMP and Arrow shareholders," commented Marshall Hunt, chairman and chief executive officer of Horizon Medical Products. "This divestiture will allow us to focus exclusively on growing our core higher-margin proprietary products, such as our Vortex (TM) vascular ports, and to continue to focus on important new products that have been recently introduced. The deal is a positive for Arrow because the majority of Stepic sales have been Arrow products."

         Mr. Hunt continued, "In addition to the products that we have recently released, we expect to introduce additional new products during the remainder of the calendar year, which, along with sales of our current proprietary products, will contribute to our goal of substantial gross margin improvement to the 63% to 65% range."

         Mr. Hunt went on to say, "We plan to strengthen our direct salesforce to accommodate our growing oncology franchise and expect that we will have added 16 to 18 new representatives during the last three quarters of 2002. At this time, HMP's direct salespeople in the Southeastern U.S. have substantial market share in the Company's high-margin products that are sold into the vascular and oncology markets. We intend to duplicate the success we have experienced there in other regions of the U.S. where we are not achieving HMP's market share objectives."

About Stepic Medical

         Stepic Medical is a specialty medical products distributor located in Hicksville, N.Y., representing multiple critical care and intra-operative manufacturers, primarily on an exclusive basis. Stepic distributes certain specialty devices used primarily in general and emergency surgery, radiology, anesthesiology, respiratory therapy, and blood filtration and critical care settings. Stepic currently sells more than 1,250 active SKUs from ten major product lines and distributes to over 1,000 customers.

About Horizon Medical Products/HMP


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         Horizon Medical Products, Inc., headquartered in Atlanta, is a leader in the design, development, manufacture and/or sale of technologically advanced, high value added percutaneous vascular and spinal access systems. The Company's oncology product lines include implantable ports, some of which feature VTX (TM) technology; tunneled central venous catheters; and stem-cell transplant catheters used primarily in cancer treatment protocols. VTX (TM) Technology refers to the swirling blood flow produced by a uniquely rounded reservoir design and tangential outlet that substantially reduces thrombosis, or the buildup of sludge from blood and drug byproducts, in the port reservoir and reduces certain complications that require additional surgery. The Company also markets a complete line of acute and chronic dialysis catheters. More information can be found on the Company's web site at www.hmpvascular.com.

About Arrow International

         Arrow International, Inc. develops, manufactures and markets a broad range of clinically advanced, disposable catheters and related products for critical and cardiac care. Arrow's products are used primarily by anesthesiologists, critical care specialists, surgeons, emergency and trauma physicians, cardiologists, interventional radiologists, electrophysiologists, and other health care providers. Arrow International's news releases and other company information can be found on the World Wide Web at http://www.arrowintl.com.

         Certain statements and information included herein may constitute "forward-looking statements" which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on current expectations and may be significantly impacted by certain risks and uncertainties, including but not limited to, the Company's ability to efficiently manufacture different products, its possible failure to successfully commence the manufacturing of new products, the possible failure to maintain or increase production volumes of new or existing products in a timely or cost-effective manner, the successful consummation of the Company's recapitalization program and other risks and uncertainties described herein and various documents filed by the Company with the United States Securities and Exchange Commission, including but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2001 and the Company's Quarterly Report on Form 10-Q/A for the three months ended March 31, 2002 and its quarterly report on Form 10-Q for the three months ended June 30, 2002. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.